EXHIBIT 99.1

Midland States Bancorp, Inc. Announces Common Stock and Preferred Stock Dividends

EFFINGHAM, Ill., Feb. 04, 2025 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.31 per share of its common stock. The dividend is payable on February 21, 2025 to all shareholders of record as of the close of business on February 14, 2025.

The Board of Directors also declared a cash dividend of $0.4844 per depository share on its 7.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A. The dividend will be payable on March 31, 2025 to stockholders of record as of March 17, 2025.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of December 31, 2024, the Company had total assets of approximately $7.53 billion, and its Wealth Management Group had assets under administration of approximately $4.15 billion. The Company provides a full range of commercial and consumer banking products and services and business equipment financing, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit https://www.midlandsb.com/ or https://www.linkedin.com/company/midland-states-bank.

CONTACTS:
Eric T. Lemke, Chief Financial Officer, at elemke@midlandsb.com or (217) 342-7321